Free Writing Prospectus
Filed Pursuant to Rule 433
Registration No. 333-131974
ATTENTION: CORPORATE SYNDICATE DEPARTMENT
BOSTON, MA
Wednesday, April 05, 2006
BK: AHH-0106
— UNDERWRITER PRICING WIRE —

RE:	2,000,000 SHARES
RELIV’ INTERNATIONAL, INC.
COMMON STOCK
THE ABOVE CAPTIONED ISSUE WAS DECLARED EFFECTIVE UNDER RULE 430A AT 04:45 PM ON APRIL 5, 2006, WITH THE FOLLOWING TERMS:

PRICE:	$11.25
GROSS SPREAD:	0$0.675
SELLING CONCESSION:	0$0.405
UNDERWRITING FEE:	0$0.135
MANAGEMENT FEE:	0$0.135
REALLOWANCE:	0$0.10
TRADE DATE:	0APRIL 6, 2006
SETTLEMENT DATE:	0APRIL 11, 2006 DTC
SYMBOL:	"RELV"
CUSIP:	75952R100
BLUE SKY: CLEAR ALL STATES WHERE APPLICATION WAS MADE.
YOUR FINAL UNDERWRITING IS —800,000—SHARES AND YOUR RETENTION IS —200,000—SHARES.
CANACCORD ADAMS INC.
AVONDALE PARTNERS, LLC
THE SEIDLER COMPANIES INC.
BY: CANACCORD ADAMS INC.
VIA DEALOGIC, LLC
The issuer, Reliv’ International, Inc., has filed a registration statement (including a prospectus) (File No. 333-131974) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus, when available, if you request it by calling toll-free 800-258-0811 or by writing to Canaccord Adams, Attn: Syndicate Dept., 99 High St., 11th Fl., Boston, MA 02110.